UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 4 to Form 8-A

Originally Filed on October 23, 2000)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 W. Maude Avenue Sunnyvale, California 94085
(Address of principal executive offices, including zip code)

(408) 617-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A.

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment No. 4 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Palm, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on October 23, 2000, as amended by the Form 8-A/A (Amendment No. 1) filed by the Company with the SEC on November 18, 2004, the Form 8-A/A (Amendment No. 2) filed by the Company with the SEC on June 5, 2007 and the Form 8-A/A (Amendment No. 3) filed by the Company with the SEC on October 30, 2007 (together, the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“The Company announced on December 22, 2008 that it entered into a Securities Purchase Agreement, dated as of December 22, 2008 (the “Securities Purchase Agreement”), with Elevation Partners, L.P., a Delaware limited partnership (“Elevation”), pursuant to which, among other things, Elevation has agreed to purchase 100,000 detachable units (the “Units”) for an aggregate purchase price of $100 million (the “Investment”), with each Unit consisting of (i) one share of the Company’s Series C Convertible Preferred Stock convertible into the Company’s common stock (“Common Stock”) at a conversion price of $3.25 and (ii) warrants for the purchase of 70 shares of Common Stock at an exercise price of $3.25.

Immediately prior to the execution of the Securities Purchase Agreement, the Company and Computershare Trust Company, N.A. (the “Rights Agent”), entered into Amendment No. 4 (the “Fourth Amendment”) to the Preferred Stock Rights Agreement between the Company and the Rights Agent dated as of September 25, 2000 and amended on November 12, 2004, June 1, 2007 and October 24, 2007 (the “Rights Agreement”). The Fourth Amendment provides that neither the execution of the Securities Purchase Agreement nor the consummation of the Investment or other transactions contemplated by the Securities Purchase Agreement will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, neither Elevation nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person, and neither a Distribution Date nor Shares Acquisition Date shall be deemed to have occurred, by virtue of (i) the execution, delivery or performance of the Securities Purchase Agreement, (ii) the announcement of the Securities Purchase Agreement or any of the transactions contemplated in the Securities Purchase Agreement, including the issuance of preferred stock and warrants by the Company to Elevation and/or its related funds and the conversion of such preferred stock into Common Stock and/or exercise of warrants for Common Stock (collectively, the “Transactions”), or (iii) the consummation of the Transactions.

The Fourth Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.”

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Preferred Stock Rights Agreement between Palm, Inc. and Fleet National Bank, as rights agent, dated as of September 25, 2000 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A filed October 23, 2000).

4.2	Amendment to the Preferred Stock Rights Agreement, dated as of November 12, 2004, by and between Palm, Inc. and Equiserve Trust Company, N.A. (formerly Fleet National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A (Amendment No. 1) filed November 18, 2004).

Exhibit Number	Description of Exhibit

4.3	Amendment No. 2 to the Preferred Stock Rights Agreement, dated as of June 1, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A/A (Amendment No. 2) filed June 5, 2007).

4.4	Amendment No. 3 to the Preferred Stock Rights Agreement, dated as of October 24, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-A/A (Amendment No. 3) filed October 30, 2007).

4.5	Amendment No. 4 to the Preferred Stock Rights Agreement, dated as of December 22, 2008, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Palm, Inc.

By:	/s/ Mary E. Doyle

	Name:	Mary E. Doyle
	Title:	Senior Vice President, General Counsel and Secretary

Date: January 2, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Preferred Stock Rights Agreement between Palm, Inc. and Fleet National Bank, as rights agent, dated as of September 25, 2000 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A filed October 23, 2000).

4.2	Amendment to the Preferred Stock Rights Agreement, dated as of November 12, 2004, by and between Palm, Inc. and Equiserve Trust Company, N.A. (formerly Fleet National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A (Amendment No. 1) filed November 18, 2004).

4.3	Amendment No. 2 to the Preferred Stock Rights Agreement, dated as of June 1, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A/A (Amendment No. 2) filed June 5, 2007).

4.4	Amendment No. 3 to the Preferred Stock Rights Agreement, dated as of October 24, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-A/A (Amendment No. 3) filed October 30, 2007).

4.5	Amendment No. 4 to the Preferred Stock Rights Agreement, dated as of December 22, 2008, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.).

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